Exhibit 99.1

June 15, 2017

ARROW ELECTRONICS ANNOUNCES EARLY RESULTS AND INCREASE OF THE MAXIMUM TENDER AMOUNT OF ITS CASH TENDER OFFER FOR CERTAIN OF ITS OUTSTANDING DEBT SECURITIES

FOR IMMEDIATE RELEASE

CENTENNIAL, Colo.. — Arrow Electronics, Inc. (NYSE: ARW) (the “Company”) today announced the early results of its previously announced cash tender offer (the “Tender Offer”) for certain of its outstanding notes (collectively, the “Notes”).  The Company today also announced that it has increased the Maximum Tender Amount from $285 million combined aggregate total consideration to $345 million combined aggregate total consideration for the Notes in the priorities set forth in the table below. The terms and conditions of the Tender Offer are described in the Company’s Offer to Purchase, dated June 1, 2017 (the “Offer to Purchase”), and remain unchanged except as amended hereby.

As of 5:00 p.m., New York City time, on June 14, 2017 (the “Early Tender Deadline”), the principal amounts of the Notes listed in the table below had been validly tendered and not validly withdrawn.

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Principal Amount Tendered(1)	Acceptance Priority Level	Reference U.S. Treasury Security	Early Tender Premium (per $1,000)	Fixed Spread (basis points)
7.50% Notes due 2027	042735AK6	$200,000,000	$89,567,000	1	2.375% U.S. Treasury due May 15, 2027	$50.00	165
6.00% Notes due 2020	042735BA7	$300,000,000	$90,634,000	2	1.50% U.S. Treasury due May 15, 2020	$50.00	75
5.125% Notes due 2021	04273WAB7	$250,000,000	$119,140,000	3	1.75% U.S. Treasury due May 31, 2022	$50.00	70
3.00% Notes due 2018	042735BB5	$300,000,000	$193,358,000	4	1.25% U.S. Treasury due May 31, 2019	$50.00	30

(1)       As reported by D.F. King & Co., Inc., the tender and information agent for the Tender Offer.

Pursuant to the terms of the Tender Offer, the amount of Notes that will be accepted for purchase is subject to the Maximum Tender Amount. The amounts of each series of Notes that will be accepted for purchase by the Company will be determined in accordance with the Acceptance Priority Levels specified in the table above, with 1 being the highest Acceptance Priority Level and 4 being the lowest Acceptance Priority Level, and the proration procedures described in the Offer to Purchase so as not to exceed the Maximum Tender Amount.

The withdrawal deadline of 5:00 p.m., New York City time, on June 14, 2017 (the “Withdrawal Deadline”) has passed and, accordingly, Notes validly tendered in the Tender Offer may no longer be withdrawn except where additional withdrawal rights are required by law.

The Company expects to determine the pricing terms for the Tender Offer at 11 a.m., New York City time, on June 15, 2017. The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on June 28, 2017.  However, because holders of Notes subject to the Tender Offer validly tendered and did not validly withdraw Notes on or prior to the Early Tender Deadline for which the aggregate principal amount exceeds the Maximum Tender Amount, the Company will not accept for purchase any Notes tendered after the Early Tender Deadline.

Notes not accepted for purchase by the Company in the Tender Offer will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company or otherwise returned in accordance with the Offer to Purchase.

The Company’s obligation to accept for purchase, and pay for, any Notes validly tendered and not validly withdrawn and accepted for purchase pursuant to the Tender Offer is conditioned on the satisfaction or waiver by the Company of the conditions described in the Offer to Purchase.

Information Relating to the Tender Offer

Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as the dealer managers for the Tender Offer.  The information agent and tender agent is D.F. King & Co., Inc. Copies of the Offer to Purchase and related offering materials are available by contacting D.F. King & Co., Inc. at (800) 967-5079 (toll-free), (212) 269-5550 (banks and brokers) or arw@dfking.com.  Questions regarding the Tender Offer should be directed to Goldman Sachs & Co. LLC, Liability Management Group, at (212) 357-1057 (collect) or (800) 828-3182 (toll-free) or J.P. Morgan Securities LLC, Liability Management Desk, at (212) 834-8553 (collect) or (866) 834-4666 (toll-free) or Mizuho Securities USA LLC, Liability Management Group at (212) 205-7736 (collect) or (866) 271-7403 (toll-free).

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities.  The Tender Offer is being made only pursuant to an Offer to Purchase dated June 1, 2017, which set forth the terms and conditions of the Tender Offer, and only in such jurisdictions as is permitted under applicable law.

Disclosure Regarding Forward-Looking Statements

Included herein are forward-looking statements, including statements with respect to an anticipated financing.  There are many factors that affect management’s views about future events and trends of the business and operations of the Company, all as more thoroughly described in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake any obligation to update forward-looking information included in this release or any of its public filings.

About Arrow Electronics

Arrow Electronics is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 125,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 465 locations serving over 90 countries.

# # #

Contact:	Steven O’Brien
Vice President, Investor Relations
303-824-4544

Media Contact:	John Hourigan
Vice President, Global Communications
303-824-4586